Exhibit 99.1

Arden Group, Inc., Parent of Gelson’s Markets, Announces Completion of Acquisition by TPG

LOS ANGELES -- February 19, 2014

Arden Group, Inc., parent of Gelson’s Markets, an operator of 17 distinctive, full service specialty grocery stores in Southern California, announced today that it has completed its previously announced acquisition by TPG, a leading global private investment firm.

The merger agreement was approved by the Company’s Board of Directors on December 20, 2013. Under the terms of the agreement, Arden Group’s shareholders will receive $126.50 per share in cash for each share of Arden Group’s common stock they hold. As a result of the transaction, Arden’s stock is no longer listed for trading on the NASDAQ stock exchange.

“With TPG’s retail experience and financial support, we are confident that we can profitably grow Gelson’s, and we are excited to embark on this new phase for the Company,” said Rob McDougall, President and CEO of Gelson’s Markets. “In fact, we will be opening our first new store under TPG’s ownership in La Cañada Flintridge at the end of March. We hope this will be the first of many new store openings to come in the future, expanding Gelson’s legacy of providing quality service and products.”

About Arden Group/Gelson’s Markets

Arden Group, Inc. is the parent company of Gelson’s Markets, founded in 1951, which now operates 17 full-service specialty grocery stores in Southern California. Gelson's Markets is recognized as one of the nation's premier supermarket chains. Each location is singularly known as the area's best market for superior produce, highest quality meat, seafood and deli, an unmatched selection of wine and liquor, and exceptional service. For more information about Gelson’s Markets, visit www.gelsons.com.

About TPG

TPG is a leading global private investment firm founded in 1992 with $55.7 billion of assets under management and offices in San Francisco, Fort Worth, Austin, Beijing, Chongqing, Hong Kong, London, Luxembourg, Melbourne, Moscow, Mumbai, New York, Paris, São Paulo, Shanghai, Singapore and Tokyo. The firm has extensive experience with public and private investments around the world. TPG has invested in a number of leading retail franchises including Burger King, Daphne International, China Grand Auto, J.Crew, Myer, Neiman Marcus Group, Petco, and Savers, among others. For more information visit www.tpg.com.

Contact:

For Gelson’s Markets:

Yvonne Manganaro, 818-906-5772

Director of Marketing, Gelson's Markets

YManganaro@gelsons.com

or

For TPG:

Owen Blicksilver Public Relations, Inc.

Lisa Baker, 914-725-5949

lisa@blicksilverpr.com

or

Jennifer Hurson, 845-507-0571

jennifer@blicksilverpr.com